EXHIBIT 17

                            520 Fifth Street
                                                           Marietta, OH 45750
                                                          November 18, 2010

Mr. David L. Mead
President and Chief Executive Officer
Peoples Bancorp, Inc.
138 Putnam Street

Marietta, OH 45750

Dear Mr. Mead,

After long and heartfelt consideration, I have decided to retire from the Boards of Peoples Bank and Peoples Bancorp, Inc. I had hoped to serve for the remainder of my term, but most unfortunately, my health is preventing me from doing so.

I have enjoyed serving Peoples Bank for over 35 years, participating in the bank's growth from a small-town to a regional bank and I will sincerely miss being a part of future growth and success.

My decision to resign is based on the fact my physical health has simply deteriorated to the point that I can no longer effectively serve.

My resignation is effective immediately after today's meeting. Thank you.

                          Sincerely,

                          /s/ JOSEPH H. WESEL

                          Joseph H. Wesel